UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 8, 2013

SKULLCANDY, INC.

(Exact name of registrant as specified in charter)

Delaware	001-35240	56-2362196
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 West Ute. Blvd, Suite 250 Park City, Utah	84098
(Address of principal executive offices)	(Zip Code)

(435) 940-1545

(Registrant’s telephone number, including area code):

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangement of Certain Officers. On May 8, 2013, the Compensation Committee of the Board of Directors of Skullcandy, Inc. (the “Company”) approved the grant of 310,679 restricted stock units (the “RSUs”) and an option to purchase 150,943 shares (the “Stock Option”) of the Company’s common stock, par value $0.0001 (the “Common Stock”) to Hoby Darling, the Company’s President and Chief Executive Officer. The RSUs and Stock Options were granted pursuant to the terms of Mr. Darling’s employment letter with the Company, dated March 12, 2013 (the “Employment Letter”).

The Stock Option was granted on May 8, 2013 and has an exercise price per share of $5.15, the closing price of the Common Stock on May 8, 2013. The grant date of the RSUs will be the day the Company files a Registration Statement on Form S-8 with respect to the shares underlying the RSUs, which is expected to be the date hereof. The Stock Option and RSUs have a vesting commencement date of March 18, 2013, Mr. Darling’s start date with the Company, and will vest in equal annual increments over a four year period, subject to Mr. Darling’s continued service with the Company through the applicable vesting dates. In addition, the Stock Option will be subject to accelerated vesting in connection with certain qualifying terminations of service, as provided in the Employment Letter.

The RSUs and Stock Option were awarded to Mr. Darling pursuant to the form of the Nonqualified Inducement Stock Option Grant Notice and Stock Option Agreement and form of Inducement Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement, filed by the Company as exhibits to its Registration Statement on Form S-8 on May 10, 2013.

On May 10, 2013, the Company issued a press release announcing the grant of the RSUs and Stock Option to Mr. Darling, a copy of which is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release, dated May 10, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2013

SKULLCANDY, INC.

	By:	/s/ Kyle Wescoat
Kyle Wescoat
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press Release, dated May 10, 2013.